Exhibit 99.2

ALABAMA GAS CORPORATION

INDEX TO CONDENSED FINANCIAL STATEMENTS

AND FINANCIAL STATEMENT SCHEDULES

PART I. FINANCIAL INFORMATION

ITEM 1.	FINANCIAL STATEMENTS

ALABAMA GAS CORPORATION

CONDENSED STATEMENTS OF INCOME

(Unaudited)

	Three months ended March 31,
(in thousands)	2014	2013

Operating Revenues	$263,900	$237,685

Operating Expenses
Cost of gas	128,114	95,442
Operations and maintenance	36,224	38,017
Depreciation and amortization	11,325	10,729
Income taxes
Current	25,217	25,921
Deferred	1,267	3,020
Taxes, other than income taxes	15,886	14,204

Total operating expenses	218,033	187,333

Operating Income	45,867	50,352

Other Income (Expense)
Allowance for funds used during construction	73	219
Other income	1,508	750
Other expense	(455)	(69)

Total other income	1,126	900

Interest Expense
Interest on long-term debt	3,376	3,378
Other interest expense	589	652

Total interest expense	3,965	4,030

Net Income	$43,028	$47,222

The accompanying notes are an integral part of these unaudited condensed financial statements.

ALABAMA GAS CORPORATION

CONDENSED BALANCE SHEETS

(Unaudited)

(in thousands)	March 31, 2014	December 31, 2013
ASSETS
Property, Plant and Equipment
Utility plant	$1,503,696	$1,491,433
Less accumulated depreciation	615,519	605,924

Utility plant, net	888,177	885,509

Other property, net	40	41

Current Assets
Cash	34,069	3,032
Accounts receivable
Gas	109,601	103,301
Other	5,104	5,447
Affiliated companies	3,967	4,662
Allowance for doubtful accounts	(5,000)	(5,000)
Inventories
Storage gas inventory	19,444	32,095
Materials and supplies	5,188	5,471
Liquified natural gas in storage	1,381	3,634
Regulatory assets	1,283	2,756
Income tax receivable	—	3,644
Deferred income taxes	19,820	20,049
Prepayments and other	3,768	4,654

Total current assets	198,625	183,745

Other Assets
Regulatory assets	82,570	84,890
Other postretirement assets	26,813	26,457
Deferred charges and other	17,117	17,433

Total other assets	126,500	128,780

TOTAL ASSETS	$1,213,342	$1,198,075

The accompanying notes are an integral part of these unaudited condensed financial statements.

ALABAMA GAS CORPORATION

CONDENSED BALANCE SHEETS

(Unaudited)

(in thousands, except share data)	March 31, 2014	December 31, 2013
LIABILITIES AND CAPITALIZATION
Capitalization
Preferred stock, cumulative, $0.01 par value, 120,000 shares authorized	$—	$—
Common shareholder’s equity
Common stock, $0.01 par value; 3,000,000 shares authorized, 1,972,052 shares issued at March 31, 2014 and December 31, 2013	20	20
Premium on capital stock	31,682	31,682
Capital surplus	2,802	2,802
Retained earnings	382,309	350,076

Total common shareholder’s equity	416,813	384,580
Long-term debt	249,895	249,923

Total capitalization	666,708	634,503

Current Liabilities
Notes payable to banks	—	50,000
Accounts payable	52,938	48,653
Accrued taxes	47,247	28,027
Customer deposits	21,654	21,692
Amounts due customers	6,397	16,990
Accrued wages and benefits	6,343	7,682
Regulatory liabilities	80,698	49,006
Other	10,155	10,113

Total current liabilities	225,432	232,163

Deferred Credits and Other Liabilities
Deferred income taxes	206,669	205,631
Pension liabilities	19,982	20,191
Regulatory liabilities	83,240	94,125
Other	11,311	11,462

Total deferred credits and other liabilities	321,202	331,409

Commitments and Contingencies
TOTAL LIABILITIES AND CAPITALIZATION	$1,213,342	$1,198,075

The accompanying notes are an integral part of these unaudited condensed financial statements.

ALABAMA GAS CORPORATION

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

Three months ended March 31, (in thousands)	2014	2013
Operating Activities
Net income	$43,028	$47,222
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,325	10,729
Deferred income taxes	1,267	3,020
Bad debt expense	466	217
Gain on sale of assets	(612)	—
Other, net	1,902	3,685
Net change in:
Accounts receivable	(20,830)	(23,409)
Inventories	15,187	23,317
Accounts payable	6,242	(11,306)
Amounts due customers, including gas supply pass-through	27,098	10,254
Income tax receivable	3,644	2,762
Pension and other postretirement benefit contributions	(1,590)	(5,365)
Other current assets and liabilities	18,769	24,183

Net cash provided by operating activities	105,896	85,309

Investing Activities
Additions to property, plant and equipment	(15,465)	(19,046)
Proceeds from sale of assets	706	—
Other, net	723	886

Net cash used in investing activities	(14,036)	(18,160)

Financing Activities
Payment of dividends on common stock	(10,795)	(8,438)
Reduction of long-term debt	(28)	(10)
Net change in short-term debt	(50,000)	(47,000)

Net cash used in financing activities	(60,823)	(55,448)

Net change in cash and cash equivalents	31,037	11,701
Cash and cash equivalents at beginning of period	3,032	5,559

Cash and cash equivalents at end of period	$34,069	$17,260

The accompanying notes are an integral part of these unaudited condensed financial statements.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

ALABAMA GAS CORPORATION

1. BASIS OF PRESENTATION

The unaudited condensed financial statements and notes should be read in conjunction with the financial statements and notes thereto for the years ended December 31, 2013, 2012 and 2011, included in the 2013 Annual Report of Energen Corporation (Energen) and Alabama Gas Corporation (Alagasco or the Company) on Form 10-K. Alagasco, a wholly owned subsidiary of Energen, is the largest natural gas distribution utility in the State of Alabama, serving customers primarily in central and north Alabama. Alagasco has a September 30 fiscal year for rate-setting purposes (rate year) and reports on a calendar year for the Securities and Exchange Commission and all other financial accounting reporting purposes. The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the disclosures required for complete financial statements. Alagasco’s business is seasonal in character and influenced by weather conditions. Results of operations for interim periods are not necessarily indicative of the results that may be expected for the year. All adjustments to the unaudited condensed financial statements that are in the opinion of management, necessary for a fair statement of the results for the interim periods have been recorded. Such adjustments consist of normal recurring items.

2. REGULATORY MATTERS

Alagasco is subject to regulation by the Alabama Public Service Commission (APSC) which established the Rate Stabilization and Equalization (RSE) rate-setting process in 1983. Alagasco’s current RSE order has a term extending through September 30, 2018 and will continue beyond September 30, 2018, unless the APSC enters an order to the contrary in a manner consistent with law. In the event of unforeseen circumstances, whether physical or economic, of the nature of force majeure and including a change in control the APSC and Alagasco will consult in good faith with respect to modifications, if any. Effective January 1, 2014, Alagasco’s allowed range of return on average common equity is 10.5 percent to 10.95 percent with an adjusting point of 10.8 percent. The previous allowed range of return on average common equity was 13.15 percent to 13.65 percent through December 31, 2013. Alagasco is eligible to receive a performance-based adjustment of 5 basis points to the return on equity adjusting point, based on meeting certain customer satisfaction criteria. Under RSE, the APSC conducts quarterly reviews to determine whether Alagasco’s return on average common equity at the end of the rate year will be within the allowed range of return. Reductions in rates can be made quarterly to bring the projected return within the allowed range; increases, however, are allowed only once each rate year, effective December 1, and cannot exceed 4 percent of prior-year revenues. During the three months ended March 31, 2014 and 2013, Alagasco had net pre-tax reductions in revenues of $16.2 million and $2.4 million, respectively, to bring the return on average common equity to midpoint within the allowed range of return. Under the provisions of RSE, an $8.5 million decrease, $10.3 million increase and $7.8 million increase in revenues became effective January 1, 2014, December 1, 2013 and 2012, respectively. The equity upon which a return will be permitted cannot exceed 56.5 percent of total capitalization, subject to certain adjustments.

The inflation-based Cost Control Mechanism (CCM), established by the APSC, allows for annual increases to operations and maintenance (O&M) expense. The CCM range is Alagasco’s 2007 actual rate year O&M expense (Base Year) inflation-adjusted using the June Consumer Price Index For All Urban Consumers each rate year plus or minus 1.75 percent (Index Range). If rate year O&M expense falls within the Index Range, no adjustment is required. If rate year O&M expense exceeds the Index Range, three-quarters of the difference is returned to customers through future rate adjustments. To the extent that rate year O&M is less than the Index Range, the utility benefits by one-half of the difference through future rate adjustments. Certain items that fluctuate based on situations demonstrated to be beyond Alagasco’s control may be excluded from the CCM calculation.

Alagasco’s rate schedules for natural gas distribution charges contain a Gas Supply Adjustment (GSA) rider, established in 1993, which permits the pass-through to customers of changes in the cost of gas supply. Alagasco’s tariff provides a temperature adjustment mechanism, also included in the GSA, which is designed to moderate the impact of departures from normal temperatures on Alagasco’s earnings. The temperature adjustment applies primarily to residential, small commercial and small industrial customers. Other non-temperature weather related conditions that may affect customer usage are not included in the temperature adjustment.

The APSC approved an Enhanced Stability Reserve (ESR) in 1998, which was subsequently modified and expanded in 2010. As currently approved, the ESR provides deferred treatment and recovery for the following: (1) extraordinary O&M expenses related to environmental response costs; (2) extraordinary O&M expenses related to self insurance costs that exceed $1 million per occurrence; (3) extraordinary O&M expenses, other than environmental response costs and self insurance costs, resulting from a single force majeure event or multiple force majeure events greater than $275,000 and $412,500, respectively, during a rate year; and (4) negative individual large commercial and industrial customer budget revenue variances that exceed $350,000 during a rate year. Charges to the ESR are subject to certain limitations which may disallow deferred treatment and which prescribe the timing of recovery. Funding to the ESR is provided as a reduction to the refundable negative salvage balance over its nine year term beginning December 1, 2010. Subsequent to the nine year period and subject to APSC authorization, Alagasco expects to be able to recover underfunded ESR balances over a five year amortization period with an annual limitation of $660,000. Amounts in excess of this limitation are deferred for recovery in future years.

3. EMPLOYEE BENEFIT PLANS

Alagasco participates in employee benefit plans with Energen. The components of net periodic benefit cost for Energen’s two defined benefit non-contributory pension plans and certain non-qualified supplemental pension plans were as follows:

	Three months ended March 31,
(in thousands)	2014	2013
Components of net periodic benefit cost:
Service cost	$3,003	$3,602
Interest cost	2,575	2,718
Expected long-term return on assets	(2,848)	(3,713)
Actuarial loss amortization	2,256	3,690
Prior service cost amortization	118	122
Settlement charge	7,262	144

Net periodic expense	$12,366	$6,563

During the three months ended March 31, 2014 and 2013, Alagasco recognized allocated net pension expense in the amount of approximately $2.3 million and $3.1 million, respectively. During the three months ended March 31, 2014 and 2013, Alagasco recognized expense for nonqualified supplemental retirement plans that cover certain officers of the Company in the amount of approximately $0.4 million in each period.

Energen anticipates required contributions of approximately $0.5 million during 2014 to the qualified pension plans. Energen expects sufficient funding credits, as established under Internal Revenue Code Section 430(f), exist to meet the required funding. Additionally, it is not anticipated that the funded status of the qualified pension plans will fall below statutory thresholds requiring accelerated funding or constraints on benefit levels or plan administration. Energen made a discretionary contribution of $3.0 million to the qualified pension plans in January 2014. During 2014, Energen may make discretionary contributions to the qualified pension plans depending on the amount and timing of employee retirements and market conditions. For the three months ended March 31, 2014, Energen made benefit payments aggregating $33,000 to retirees from the non-qualified supplemental retirement plans and expects to make additional benefit payments of approximately $0.2 million through the remainder of 2014. In the first quarter of 2014, Energen incurred a settlement charge of $17.1 million for the payment of lump sums from the qualified defined benefit pension plans, of which $6.9 million was expensed and $10.2 million was recognized as a pension asset in regulatory assets at Alagasco. Also in the first quarter of 2014, Energen incurred a settlement charge of $0.4 million for the payment of lump sums from the non-qualified supplemental retirement plans. In the first quarter of 2013, Energen incurred a settlement charge of $0.5 million for the payment of lump sums from the non-qualified supplemental retirement plans, of which $0.1 million was expensed and $0.4 million was recognized as a pension asset in regulatory assets at Alagasco.

The components of net periodic benefit cost for Energen’s postretirement benefit plans were as follows:

	Three months ended March 31,
(in thousands)	2014	2013
Components of net periodic benefit cost:
Service cost	$170	$444
Interest cost	754	869
Expected long-term return on assets	(1,412)	(1,242)
Actuarial gain amortization	(520)	—
Transition obligation amortization	27	324

Net periodic (income) expense	$(981)	$395

During the three months ended March 31, 2014 and 2013, Alagasco recognized allocated net postretirement benefit income (expense) of approximately $0.8 million and ($0.2) million, respectively. There are no required contributions to the postretirement benefit plans during 2014.

4. COMMITMENTS AND CONTINGENCIES

Commitments and Agreements: Certain of Alagasco’s long-term contracts associated with the delivery and storage of natural gas include fixed charges of approximately $150 million through September 2024. During the three months ended March 31, 2014 and 2013, Alagasco recognized approximately $13.4 million and $14.4 million, respectively, of long-term commitments through expense and its regulatory accounts in the accompanying financial statements. Alagasco also is committed to purchase minimum quantities of gas at market-related prices or to pay certain costs in the event the minimum quantities are not taken. These purchase commitments are approximately 123 Bcf through August 2020.

Alagasco purchases gas as an agent for certain of its large commercial and industrial customers. Alagasco has, in certain instances, provided commodity-related guarantees to the counterparties in order to facilitate these agency purchases. Liabilities existing for gas delivered to customers subject to these guarantees are included in the balance sheets. In the event the customer for whom the guarantee was entered fails to take delivery of the gas, Alagasco can sell such gas for the customer, with the customer liable for any resulting loss. Although the substantial majority of purchases under these guarantees are for the customers’ current monthly consumption and are at current market prices, in some instances, the purchases are for an extended term at a fixed price. At March 31, 2014, the fixed price purchases under these guarantees had a maximum term outstanding through December 2014 with an aggregate purchase price and market value of $0.3 million.

Legal Matters: Alagasco is, from time to time, a party to various pending or threatened legal proceedings and has accrued a provision for its estimated liability. Certain of these lawsuits include claims for punitive damages in addition to other specified relief. Alagasco recognizes its liability for contingencies when information available indicates both a loss is probable and the amount of the loss can be reasonably estimated. Based upon information presently available, and in light of available legal and other defenses, contingent liabilities arising from threatened and pending litigation are not considered material in relation to the financial position of Alagasco. It should be noted, however, that there is uncertainty in the valuation of pending claims and prediction of litigation results.

On December 17, 2013, an incident occurred at a Housing Authority apartment complex in Birmingham, Alabama which resulted in one fatality, personal injuries and property damage. Alagasco is cooperating with the National Transportation Safety Board which is investigating the incident. Alagasco has been named as a defendant in several lawsuits arising from the incident and additional lawsuits and claims may be filed against Alagasco.

Environmental Matters: Various environmental laws and regulations apply to the operations of Alagasco. Historically, the cost of environmental compliance has not materially affected the Company’s financial position, results of operations or cash flows. New regulations, enforcement policies, claims for damages or other events could result in significant unanticipated costs.

Alagasco is in the chain of title of nine former manufactured gas plant sites, four of which it still owns, and five former manufactured gas distribution sites, one of which it still owns. Management expects that, should future remediation of the sites be required, Alagasco’s share of the remediation costs will not materially affect the financial position of Alagasco. During 2011, a removal action was completed at the Huntsville, Alabama manufactured gas plant site pursuant to an Administrative Settlement Agreement and Order on Consent among the EPA, Alagasco and the current site owner.

In 2012, Alagasco responded to an EPA Request for Information Pursuant to Section 104 of CERCLA relating to the 35th Avenue Superfund Site located in North Birmingham, Jefferson County, Alabama. The Request related to a former site of a manufactured gas distribution facility owned by Alagasco and located in the vicinity of the 35th Avenue Superfund Site. In September 2013, Alagasco received from the EPA a General Notice Letter and Invitation to Conduct a Removal Action at the 35th Avenue Superfund Site. The letter identifies Alagasco as a PRP under CERCLA for the cleanup of the Site or costs the EPA incurs in cleaning up the Site. The EPA also offered the PRP group the opportunity to conduct Phase I of the proposed removal action which involved removal activities at approximately 50 residences that purportedly exceed certain risk levels for contamination. Alagasco has discussed its designation as a PRP further with the EPA, and Alagasco has requested additional information from the EPA regarding its designation as a PRP. Alagasco has also been approached by a law firm regarding entry into an agreement to toll the statute of limitations with potential plaintiffs related to purported damages allegedly incurred by such potential plaintiffs in connection with the 35th Avenue Superfund Site, and is considering whether to enter into such a tolling arrangement. Alagasco has not been provided information at this time that would allow it to determine the extent, if any, of its potential liability with respect to the 35th Avenue Superfund Site and the proposed removal action, and therefore Alagasco has not agreed to undertake the proposed removal activities and no amount has been accrued as of March 31, 2014.

5. FINANCIAL INSTRUMENTS

The stated value of cash and cash equivalents, short-term investments, trade receivables (net of allowance), and short-term debt approximates fair value due to the short maturity of the instruments. The fair value of Alagasco’s fixed-rate long-term debt, including the current portion, was approximately $263.5 million and $258.8 million and had a carrying value of $249.9 million at March 31, 2014 and December 31, 2013, respectively. The fair values are based on market prices of similar debt issues having the same remaining maturities, redemption terms and credit rating. Short-term debt is classified as Level 1 fair value and long-term debt is classified as Level 2 fair value.

Finance Receivables: Alagasco finances third-party contractor sales of merchandise including gas furnaces and appliances. At March 31, 2014 and December 31, 2013, Alagasco’s finance receivable totaled $10.5 million and $10.8 million, respectively. These finance receivables currently have an average balance of approximately $3,000 with terms of up to 84 months. Financing is available only to qualified customers who meet creditworthiness thresholds for customer payment history and external agency credit reports. Alagasco relies upon ongoing payments as the primary indicator of credit quality during the term of each contract. The allowance for credit losses is recognized using an estimate of write-off percentages based on historical experience applied to an aging of the finance receivable balance. Delinquent accounts are evaluated on a case-by-case basis and, absent evidence of debt repayment after 90 days, are due in full and assigned to a third-party collection agency. The remaining finance receivable is written off approximately 12 months after being assigned to a third-party collection agency. Alagasco had finance receivables past due 90 days or more of $0.3 million and $0.4 million as of March 31, 2014 and December 31, 2013, respectively.

The following table sets forth a summary of changes in the allowance for credit losses as follows:

(in thousands)
Allowance for credit losses as of December 31, 2013	$423

Provision	(124)

Allowance for credit losses as of March 31, 2014	$299

6. REGULATORY ASSETS AND LIABILITIES

The following table details regulatory assets and liabilities on the balance sheets:

(in thousands)	March 31, 2014		December 31, 2013
	Current	Noncurrent	Current	Noncurrent
Regulatory assets:
Pension assets	$1,258	$56,133	$325	$58,243
Accretion and depreciation of asset retirement obligations	—	18,436	—	18,046
Rate recovery of asset removal costs, net	—	4,001	—	4,601
Enhanced stability reserve	—	4,000	—	4,000
Gas supply adjustment	—	—	2,406	—
Other	25	—	25	—

Total regulatory assets	$1,283	$82,570	$2,756	$84,890

Regulatory liabilities:
RSE adjustment	$16,193	$—	$4,690	$—
Unbilled service margin	28,251	—	28,504	—
Postretirement liabilities	—	25,826	—	26,197
Gas supply adjustment	23,782	—	—	—
Refundable negative salvage	12,439	28,846	15,779	39,663
Asset retirement obligation	—	27,840	—	27,528
Other	33	728	33	737

Total regulatory liabilities	$80,698	$83,240	$49,006	$94,125

7. ASSET RETIREMENT OBLIGATIONS

Alagasco recognizes a liability for the fair value of asset retirement obligations (ARO) in the periods incurred. Subsequent to initial measurement, liabilities are accreted to their present value and capitalized costs are depreciated over the estimated useful lives of the related assets. The ARO fair value liability is recognized on a discounted basis incorporating an estimate of performance risk specific to the Company.

The Company recognizes conditional obligations if such obligations can be reasonably estimated and a legal requirement to perform an asset retirement activity exists. Alagasco accrues removal costs on certain gas distribution assets over the useful lives of its property, plant and equipment through depreciation expense in accordance with rates approved by the APSC. Alagasco recorded a conditional asset retirement obligation, on a discounted basis, of $27.8 million and $27.5 million to purge and cap its gas pipelines upon abandonment and to remediate other related obligations, as a regulatory liability as of March 31, 2014 and December 31, 2013, respectively. Regulatory assets for rate recovery of accumulated asset removal costs of $4.0 million and $4.6 million as of March 31, 2014 and December 31, 2013, are included as regulatory assets in noncurrent assets on the balance sheets. The costs associated with asset retirement obligations are either currently being recovered in rates or are probable of recovery in future rates.

8. ACQUISITION AND DISPOSITION OF PROPERTIES

In August 2013, Alagasco recorded a pre-tax gain of $10.9 million related to the sale of its Metro Operations Center which is located in Birmingham, Alabama, and has been in service since the 1940’s. The Company received approximately $13.8 million pre-tax in cash from the sale of this property. During the third quarter of 2013, the gain on the sale was recognized in other income and a related reduction in revenues was recognized to defer the gain as a regulatory liability pending review by the APSC. In conjunction with the receipt of the rate order from the APSC on December 20, 2013, Alagasco recognized the deferred revenues from this sale in the fourth quarter of 2013. Effective upon the sale of the Metro Operations Center, Alagasco leased the facility from the purchaser for a period of approximately 20 months.

9. RECENTLY ISSUED ACCOUNTING STANDARDS

In April 2014, the Financial Accounting Standards Board issued Accounting Standards Update (ASU) No. 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity. This update defines a discontinued operation as a disposal of a component or a group of components that is disposed of or is classified as held-for-sale and represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results. The amendment is effective for all annual periods beginning on or after December 15, 2014, and interim periods within those annual periods. Alagasco expects no impact from the adoption of this ASU.

10. SUBSEQUENT EVENTS

In April 2014, Energen signed a stock purchase agreement to sell Alagasco to The Laclede Group, Inc. (Laclede) for $1.6 billion, subject to closing adjustments, which includes an estimated $1.28 billion in cash and the assumption of $320 million in debt. This sale is expected to close during 2014.

Due to the sale of Alagasco discussed above, Energen has separated its qualified defined benefit plans and the postretirement health care and life insurance benefit plans into separate plans established for Energen and Alagasco. These separate plans will be remeasured effective April 30, 2014.